Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-279894) of Autonomix Medical, Inc. of our report dated May 31, 2024, except for Note 6(a) and Note 8(a) as to which the date is November 12, 2024, with respect to the financial statements of Autonomix Medical, Inc., which is included in this Current Report on Form 8-K for the year ended March 31, 2024. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about Autonomix Medical, Inc.'s ability to continue as a going concern as described Note 1 to the financial statements.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

February 28, 2025